QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 3, 2003.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

deCODE genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3326704 (I.R.S. Employer Identification No.)

Sturlugata 8
IS-101, Reykjavik, Iceland
(Address, including zip code, of principal executive offices)

deCODE genetics, Inc. 1996 Equity Incentive Plan
deCODE genetics, Inc. 2002 Equity Incentive Plan
(Full titles of the plans)

Kari Stefansson, President and Chief Executive Officer
deCODE genetics, Inc.
Sturlugata 8
IS-101, Reykjavik, Iceland
+ 354-570-1900
(Name, address and telephone number,
including area code, of agent for service)

Copies To:
 Marsha E. Novick, Esq.
Smith, Stratton, Wise, Heher & Brennan, LLP
600 College Road East
Princeton, New Jersey 08540

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, $.001 par value	3,772,904	$8.59	$32,393,546.38	$2,620.64

(1)
Together with an indeterminate number of additional shares which may be issued as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended. With respect to 1,477,500 shares underlying options granted to date under the deCODE genetics, Inc. 2002 Equity Incentive Plan, the registration fee is based upon the exercise price of $8.96. With respect to the balance of the shares being registered, including 1,522,500 shares available for issuance under the deCODE genetics, Inc. 2002 Equity Incentive Plan (exclusive of shares underlying options granted to date) and 772,904 shares offered by the selling stockholders named herein, the registration fee is based upon the average of the high and low price of our common stock of $8.345 as reported on the Nasdaq National Market on December 1, 2003.

EXPLANATORY NOTE

        This registration statement registers 3,000,000 shares of common stock, par value $.001 per share, of deCODE genetics, Inc. ("deCODE") that may be issued and sold under deCODE's 2002 Equity Incentive Plan (the "2002 Plan") and 772,904 shares of common stock that were issued and sold under deCODE's 1996 Equity Incentive Plan, as amended (the "1996 Plan", and together with the 2002 Plan, the "Plans").

        This registration statement contains two parts. The first part contains a resale prospectus prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, and may be used by certain stockholders of deCODE for the resale to the public of shares of common stock issued to them under the 1996 Plan. The second part contains information required to be included in Part II of a Registration Statement on Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement, or as a prospectus or prospectus supplement pursuant to Rule 424.

****

REOFFER PROSPECTUS
772,904 Shares of Common Stock
deCODE genetics, Inc.

        This reoffer prospectus relates to the proposed sale from time to time by selling stockholders of shares of common stock of deCODE genetics, Inc. ("deCODE"). The selling stockholders acquired the shares covered by this reoffer prospectus through their exercise of stock options granted to them under our 1996 Equity Incentive Plan (the "Plan").

        The selling stockholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq National Market, Nasdaq Europe or any other market on which our common stock is traded, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with such sales, the selling stockholders and any participating broker, dealer or agent may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts or commissions they receive and the profit on any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We will not receive any proceeds from sales of the shares by the selling stockholders.

        Our common stock is quoted on the Nasdaq National Market and Nasdaq Europe under the symbol "DCGN." On December 1, 2003, the closing price of a share of our common stock on the Nasdaq National Market was $8.27 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is December 3, 2003.

        You should rely only on the information contained in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this reoffer prospectus. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.

DECODE GENETICS, INC.

        With its headquarters in Reykjavik, Iceland, deCODE is a population genetics company developing drugs and DNA-based diagnostics based upon its discoveries in the inherited causes of common diseases. Our population approach and resources have enabled us to isolate genes and targets directly involved in the development of many of the most common diseases. We are focused on turning these findings into a growing pipeline of products and services which we believe will be able to combat the causes of disease, not just the signs and symptoms. Our approach to the discovery of healthcare knowledge brings together three key types of non-personally identifiable data derived from our population research in Iceland: genotypic data and disease data from more than 90,000 volunteer participants in some 50 disease gene research programs, and genealogical data linking together the entire present-day population of Iceland and going back to the settlement of the country in the ninth century.

        Our business is divided into two components: products and services. Our primary product focus is on the discovery and commercialization of novel therapeutics designed against targets identified in our population-based gene discovery work. Through the acquisition in March 2002 of MediChem Life Sciences and its subsidiary, Emerald BioStructures, now our pharmaceuticals and biostructures groups, we have integrated capabilities for applying genetic findings to the development of drugs, both through our own programs and in alliance with our corporate partners. We are also applying the links we have identified between genetic factors and disease to create DNA-based diagnostic and pharmacogenomic tests. We believe that such tests will become a standard part of healthcare within the coming decade, making it possible to gauge individual predisposition to particular illnesses and to design effective preventive strategies; to complement traditional clinical diagnoses; and to identify patients who are likely to respond or not respond to particular drugs. We are also marketing software systems we have developed for making correlations between genetic variation and disease and drug response.

        Our services offerings include contract service businesses in drug discovery and medicinal chemistry, through our Chicago-based pharmaceuticals group; three-dimensional protein crystallography products and contract services, through our Seattle-based biostructures group; pharmacogenomics and clinical trial services, through our wholly-owned subsidiary Encode; database services, through subscriptions to our Clinical Genome Miner™ system integrating anonymized population data on disease, genotypes and genealogy; and genotyping services through our genotyping laboratory in Reykjavik.

        In Iceland, we have comprehensive population resources that enable our scientists to efficiently conduct genome- and population-wide scans to identify key genes and gene variations contributing to complex diseases. These include a computerized genealogy database covering the entire Icelandic population and going back as far as 1100 years to the settlement of the country; genotypic and disease data from more than 100,000 volunteer participants in more than 50 different disease programs; one of the highest-throughput genotyping facilities in the world; and statistical algorithms and software programs for rapidly analyzing data from large numbers of individuals to identify genetic factors that correlate with disease. As of mid-2003, we had isolated a dozen genes involved in ten common diseases and we are applying our discovery of key genes, disease pathways and drug targets to the development of drugs and diagnostics in many of these.

        Along with our in-house programs in drug discovery and DNA-based diagnostic development, we have formed corporate alliances across our business. Our partners include Roche, Merck, Roche Diagnostics, IBM, Pharmacia, Wyeth, and Affymetrix.

        In this prospectus, references to "deCODE," "we" and "us" refer to deCODE genetics, Inc., our wholly-owned subsidiary, Islensk erfdagreining ehf, and its wholly-owned subsidiaries, including Encode ehf., an Icelandic private limited company. After the closing of the acquisition of MediChem Life Sciences Inc. (MediChem) on March 18th 2002, "deCODE," "we" and or "us" also refers to MediChem, a wholly-owned subsidiary of deCODE genetics, Inc., and to MediChem's wholly-owned subsidiaries, including Emerald BioStructures.

        deCODE was incorporated in Delaware in 1996. We are headquartered at Sturlugata 8, Reykjavik, Iceland. Our internet address is www.decode.com and our telephone number is +354-570-1900.

RISK FACTORS

        Investing in our securities involves a high degree of risk. In addition to the other information in this reoffer prospectus and any prospectus supplement and any document that is incorporated by reference in this reoffer prospectus or any prospectus supplement, you should carefully consider the risks described below before purchasing our securities. If any of the following risks actually occurs, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our securities could decline, and you might lose all of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks and uncertainties occurs, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to Our Business

deCODE may not successfully develop or derive revenues from any products or services.

        deCODE uses its technology and research capabilities primarily to identify genes or gene fragments that are responsible for certain diseases, indicate the presence of certain diseases or cause or predispose individuals to certain complex diseases. Although deCODE has identified some genes that it believes are likely to cause certain diseases, deCODE may not be correct and may not be successful in identifying any other similar genes. Many experts believe that some of the diseases deCODE is targeting are caused by both genetic and environmental factors. Even if deCODE identifies specific genes that are partly responsible for causing diseases, any gene-based therapeutic or diagnostic products may not detect, prevent, treat or cure a particular disease. Accordingly, even if deCODE is successful in identifying specific genes, its discoveries may not lead to the development of commercial therapeutic or diagnostic products.

        Any pharmaceutical or diagnostic products that deCODE or its collaborators are able to develop will fail to produce revenues unless deCODE:

  •
  establishes that they are safe and effective;

  •
  successfully competes with other technologies and products;

  •
  ensures that they do not infringe on the proprietary rights of others;

  •
  establishes that they can be manufactured in sufficient quantities at reasonable costs; and

  •
  can market them successfully.

        deCODE may not be able to meet these conditions. deCODE expects that it will be years, if ever, before it will recognize revenue from the development of therapeutic or diagnostic products.

        deCODE's Clinical Genome Miner contains tools to discover or validate disease linked genes based on non-personally identifiable genotypic, genealogical and phenotypic data. deCODE cannot be sure that marketing the Clinical Genome Miner or the Clinical Genome Miner Discovery™ will lead to additional collaborations with potential clients.

        The success of deCODE's informatics services and tools depends on its ability to:

  •
  create database and cross reference software that is free from design defects or errors;

  •
  effectively use the information derived from the Clinical Genome Miner™ and other bioinformatics services and tools in disease management, analysis of drug response, gene discovery and drug target validation; and

  •
  develop marketing and pricing methods that the intended users of the deCODE's datamining and other informatics services will accept.

        Because only a small portion of the Icelandic population may carry certain mutations, the unwillingness of even a small portion of the population to participate in deCODE's programs could diminish its ability to develop and market information based on the use of genotypic data. If deCODE fails to successfully commercialize its database services, it will not realize revenues from this part of its business.

        deCODE's informatics products may not meet the needs of potential customers. deCODE has generated little revenues from sales or licenses of informatics products. deCODE cannot assure you that it can successfully develop or commercialize, or that there will be a market for, its informatics products.

If deCODE continues to incur operating losses longer than anticipated, or in amounts greater than anticipated, it may be unable to continue its operations.

        deCODE incurred a net loss of $24.6 million for the nine-month period ended September 30, 2003, and had an accumulated deficit of $319.6 million at September 30, 2003. deCODE has never generated a profit and it has not generated revenues except for payments received in connection with its research and development collaborations with Roche, Merck and other collaborations, and from contract services and interest income. Our research and development expenditures and general and administrative costs have exceeded our revenue to date, and we expect to spend significant additional amounts to fund research and development in order to enhance our core technologies and undertake product development (including drug development and related clinical trials) and to prepare our informatics products. We do not expect to receive royalties or other revenues from commercial sales of products developed using our technology in the near term. It may be several years before product revenues materialize, if they do at all. As a result, deCODE expects to incur net losses for several years. If the time required to generate product revenues and achieve profitability is longer than deCODE currently anticipates or the level of losses is greater than deCODE currently anticipates, deCODE may not be able to continue its operations.

If deCODE's assumption about the role of genes in disease is wrong, it may not be able to develop useful products.

        The products deCODE hopes to develop involve new and unproven approaches. They are based on the assumption that information about genes may help scientists to better understand complex disease processes. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed. Of the products that exist, all are diagnostic products. To date, deCODE knows of no therapeutic products based on disease-gene discoveries. If deCODE's assumption about the role of genes in the disease process is wrong, its gene discovery programs may not result in products, the genetic data included in its database and informatics products may not be useful to its customers and those products may lose any competitive advantage.

Because revenues are concentrated, the loss of a significant customer would harm deCODE's business.

        Historically, a substantial portion of deCODE's revenue has been derived from contracts with a limited number of significant customers. deCODE's largest customer, Roche, accounted for approximately 41% of its consolidated revenue in 2002 and 40% of consolidated revenue in the nine-month period ended September 30, 2003. Revenue under deCODE's alliance with Merck accounted for approximately 4% of consolidated revenue in 2002 and 20% of consolidated revenue in the nine-month period ended September 30, 2003. Revenues under the joint development and commercialization agreement with ABG, which was terminated in the fourth quarter of 2002, accounted for 15% of consolidated revenue in the year ended December 31, 2002. The loss of any significant customer may significantly lower deCODE's revenues and affect deCODE's progression to profitability.

If deCODE is not able to obtain sufficient additional funding to meet its capital requirements, deCODE may be forced to reduce or terminate its research programs and product development.

        deCODE has spent substantial amounts of cash to fund its research and development activities and expects to continue to spend substantial amounts for these activities over the next several years. deCODE expects to use cash to collect, generate and analyze genotypic and disease data from volunteers in its disease-gene research programs; to conduct drug discovery and development activities; to continue to develop database and healthcare informatics products; and to continue other research and development activities. Many factors will influence its future capital needs, including:

  •
  the number, breadth and progress of its discovery and research programs;

  •
  its ability to attract customers;

  •
  its ability to commercialize its discoveries and the resources it devotes to commercialization;

  •
  the amount it spends to enforce patent claims and other intellectual property rights; and

  •
  the costs and timing of regulatory approvals.

        deCODE intends to rely on Roche, Merck and other existing and future collaborators for significant funding of its research efforts. In addition, deCODE may seek additional funding through public or private equity offerings and debt financings. deCODE may not be able to obtain additional financing when it needs it or the financing may not be on terms favorable to deCODE or its stockholders. Stockholders' ownership will be diluted if deCODE raises additional capital by issuing equity securities.

        If deCODE raises additional funds through collaborations and licensing arrangements, it may have to relinquish rights to some of its technologies or product candidates, or grant licenses on unfavorable terms. If adequate funds are not available, deCODE would have to scale back or terminate its discovery and research programs and product development.

        The Icelandic parliament has enacted legislation authorizing the Minister of Finance to provide an Icelandic government guarantee of a convertible bond offering of up to $200 million by deCODE for the purpose of financing new activities of deCODE in the area of drug development. To become effective, this legislation must be approved by the European Free Trade Association Surveillance Authority, or ESA for compatibility with the state aid stipulations of the agreement on the European Economic Area, to which Iceland is a signatory. The measure is still under review by ESA, which announced on July 16, 2003 that it would conduct a formal investigation procedure with regard to the proposed state guarantee. deCODE cannot be certain that ESA will approve the legislation, that the Icelandic government will make use of the authorization and offer the guarantee to deCODE for any or all of the permitted amount, that such offer to deCODE by the Icelandic Government, if effectuated, will be on terms acceptable to deCODE, or that even with such an authorization deCODE will be able to find a market for such an offering of convertible bonds.

deCODE's current facilities and staff are inadequate for commercial production and distribution of products.

        If in the future deCODE chooses to engage directly in the development, manufacturing and marketing of certain products, it will require substantial additional funds, personnel and production facilities.

deCODE's reliance on the Icelandic population may limit the applicability of its discoveries to certain populations.

        The genetic make-up and prevalence of disease generally varies across populations around the world. Common complex diseases generally occur with a similar frequency in Iceland and other European populations. However, the populations of other nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population. As a result, deCODE and its partners may be unable to develop diagnostic and therapeutic products that are effective on all or a portion of people with such diseases. Any difference between the Icelandic population and other populations may have an effect on the usefulness of the Clinical Genome Miner and Icelandic Health Sector Database in studying populations outside of Iceland. For deCODE's business to succeed, it must be able to apply discoveries that it makes on the basis of the Icelandic population to other markets.

If deCODE fails to protect confidential data adequately, it could incur a liability or lose the Icelandic Health Sector Database license.

        Under laws and regulations in force in Iceland, including applicable European laws, directives and regulations, all information on individuals that is used in deCODE's population research is anonymized under the protocols and supervision of the Data Protection Authority of Iceland. If any of this data held or generated by deCODE were to become personally identifiable, deCODE would risk losing public support for participation in its research, and could be liable to legal action. Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of our customers and reputation and the loss of the goodwill and participation of the Icelandic population, including healthcare professionals. These eventualities could materially adversely affect deCODE's work in Iceland.

        The same general privacy and data protection laws and regulations as well as specific laws and regulations apply to deCODE's license to build and operate the Icelandic Health Sector Database, or IHD. Were any data sent to or contained in the IHD to become personally identifiable, deCODE would incur the same risks above and potentially lose its database license.

deCODE's creation and operation of the Icelandic Health Sector Database may be more expensive and time consuming than deCODE anticipates, and may lead to litigation.

        deCODE's development of the Icelandic Health Sector Database involves substantial government regulation and oversight, compliance with which can be expensive and time-consuming and may delay, prevent or increase the cost of development of the IHD. Data collection and use activities will be supervised by the Icelandic Health Sector Database Monitoring Committee, the Data Protection Authority of Iceland, and an Interdisciplinary Ethics Committee. In addition, the Icelandic Bioethics Committee will review deCODE's operation of the database.

        Iceland is subject to both European Free Trade Association and European Union competition and public procurement rules. If it is determined that the Database Act or the Database License breaches such rules, the Database License could be revoked or diluted.

        Even if deCODE is able to successfully create and market the Icelandic Health Sector Database, the Database License will expire in January 2012. There is no assurance that deCODE will obtain further access rights on favorable terms, if at all.

        The Icelandic parliament's passage of the Database Act and the Health Ministry's granting of the Database License have encountered some opposition in Iceland and internationally. Opponents of the IHD may initiate litigation in U.S., Icelandic or other national or international courts (for example, on the basis of an alleged breach of the patient-doctor confidentiality, constitutional privacy issues, international conventions dealing with protection of privacy issues or human rights conventions). In February 2000, certain Icelandic opponents of the IHD issued a press release announcing their intention to file lawsuits against the State of Iceland and any other relevant parties, including deCODE, to test the constitutionality of the Database Act. According to the press release, the lawsuit will allege human rights violations and challenge the validity of provisions of the Database Act. To date no such suit has been brought against deCODE. However, in a lawsuit brought in the Icelandic courts against the Icelandic Directorate of Public Health, the Supreme Court of Iceland ruled in November, 2003 that the Database Act fails to satisfy Icelandic constitutional requirements to the extent that it does not provide a mechanism for the children of deceased persons to prevent information about their deceased parents from being included in the IHD. The Icelandic Minister of Health has stated publicly that he will submit a bill to the Icelandic Parliament to amend the Database Act to address this issue. In the event that the Icelandic State by a final judgment is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or the issuance of the Database License, deCODE's agreement with the Health Ministry requires deCODE to indemnify the Icelandic State against all damages and costs incurred in connection with such litigation. In addition, the pendency of such litigation could lead to delay in the development of the Icelandic Health Sector Database, and an unfavorable outcome could prevent deCODE from developing and operating the Icelandic Health Sector Database.

Some parts of deCODE's product development services create a risk of liability from clinical trial participants and the parties with whom it contracts.

        deCODE, through its wholly-owned subsidiary Encode ehf., contracts with drug companies to perform a wide range of services to assist them in bringing new drugs to market. deCODE also contracts with physicians to serve as investigators in conducting clinical trials. deCODE's services include:

  •
  supervising clinical trials;

  •
  data and laboratory analysis;

  •
  patient recruitment;

  •
  acting as investigators in conducting clinical trials; and

  •
  engaging in Phase I clinical trials.

        If, in the course of these trials or activities,

  •
  deCODE does not perform its services to contractual or regulatory standards;

  •
  patients or volunteers suffer personal injury caused by or death from adverse reactions to the test drugs or otherwise;

  •
  there are deficiencies in the professional conduct of the investigators with whom deCODE contracts;

  •
  deCODE's laboratories inaccurately report or fail to report lab results; or

  •
  deCODE's informatics products violate rights of third parties,

then, deCODE could be held liable for these eventualities by the drug companies with whom it contracts or by study participants. deCODE maintains insurance to cover ordinary risks, but such insurance may be inadequate and it would not cover the risk of a customer deciding not to do business with deCODE as a result of poor performance.

Use of therapeutic or diagnostic products developed as a result of deCODE's programs may result in product liability claims for which decode has inadequate insurance.

        The users of any therapeutic or diagnostic products developed as a result of deCODE's discovery or research programs or the use of its database or informatics products may bring product liability claims against deCODE. deCODE currently does not carry liability insurance to cover such claims. deCODE is not certain that it or its collaborators will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. If deCODE cannot protect against potential liability claims, deCODE's collaborators or deCODE may find it difficult or impossible to commercialize products.

deCODE may be unable to hire and retain the key personnel upon whom its success depends.

        deCODE depends on the principal members of its management and scientific staff, including Dr. Kari Stefansson, Chairman, President and Chief Executive Officer and Hannes Smarason, Executive Vice President and Senior Business Officer. deCODE genetics, Inc. has not entered into agreements with any of these people that bind them to a specific period of employment. If any of these people leaves deCODE, deCODE's ability to conduct its operations may be negatively affected. deCODE's future success also will depend in part on its ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and deCODE cannot be certain that it will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could have a material adverse effect on deCODE.

Currency fluctuations may negatively affect deCODE's financial condition.

        deCODE publishes its consolidated financial statements in U.S. dollars. Currency fluctuations can affect its financial results because a portion of its cash reserves and its operating costs are in Icelandic kronas. A fluctuation of the exchange rates of the Icelandic krona against the U.S. dollar can thus adversely affect the "buying power" of deCODE's cash reserves and revenues. Most of deCODE's long-term liabilities are U.S. dollar denominated. However, deCODE may enter into hedging transactions if it has substantial foreign currency exposure in the future. deCODE may have increased exposure as a result of investments or payments from collaborative partners.

deCODE's contracts may terminate upon short notice.

        Many of deCODE's contracts are terminable on short notice. This means that deCODE's contracts could be terminated for numerous reasons, any of which may be beyond its control such as a reduction or reallocation of a customer's research and development budget or a change in a customer's overall financial condition. The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from a contract, could significantly reduce deCODE's profitability and require it to reallocate under-utilized physical and professional resources.

Risks Related to Our Collaborators

deCODE may not be able to form and maintain the collaborative relationships that its business strategy requires and the relationships may lead to disputes over technology rights.

        Our ability to generate revenue growth and become profitable is dependent, in part, upon our ability to enter into additional collaborative arrangements, and upon our ability and that of our collaborative partners to successfully commercialize products incorporating, or based upon, our work.

        deCODE must form research collaborations and licensing arrangements with several partners at the same time in order to execute its business strategy. deCODE currently has a number of collaborative relationships and only three substantial collaborative relationships, including two with Roche. To succeed, deCODE will have to maintain or expand these relationships and establish additional collaborations. There can be no assurance that we will be able to maintain or expand our existing collaborations, enter into future collaborations to develop applications based on existing or future research agreements, sign additional subscribers to our database services, or successfully expand our medicinal chemistry or pharmacogenetics businesses.

        If deCODE's collaborations are not successful or if deCODE is not able to manage multiple collaborations successfully, its programs will suffer. If deCODE increases the number of collaborations, it will become more difficult to manage the various collaborations successfully and the potential for conflicts among the collaborators as to rights to the technology and products generated under work conducted with deCODE will increase.

Dependence on collaborative relationships may lead to delays in product development, product defects and disputes over rights to technology.

        deCODE depends on collaborators for the pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products that result from its technology. deCODE's agreements with collaborators typically allow them significant discretion in electing whether to pursue such activities. deCODE cannot control the amount and timing of resources collaborators will devote to its programs or potential products.

        In addition, deCODE's arrangements may place responsibility for key aspects of information technology, product development and marketing on its collaborative partners. If deCODE's collaborators fail to perform their obligations, deCODE's information technology products could contain erroneous data, design defects, viruses or software defects that are difficult to detect and correct and may adversely affect its revenues and the market acceptance of its products.

        deCODE's collaborators may stop supporting its products or providing services to it if they develop or obtain rights to competing products. Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between deCODE's collaborators and deCODE could lead to delays in the collaborative research, development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve.

Risks Related to Our Industry

Concerns regarding the use of genetic testing results may limit the commercial viability of any products deCODE develops.

        Other companies have developed genetic predisposition tests that have raised ethical concerns. It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases. Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing. Similarly, such concerns may lead individuals to refuse to use genetic tests even if permissible. These factors may limit the market for, and therefore the commercial viability of, products that deCODE's collaborators and/or deCODE may develop.

deCODE may not be able to compete successfully with other companies and government agencies in the development and marketing of product services.

        A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases. Competition in this field and deCODE's other areas of business, including drug discovery and development as well as database services and healthcare informatics, is intense and is expected to increase. deCODE has numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, the United States-funded Human Genome Project and other government-sponsored entities and companies providing healthcare information products. deCODE's collaborators, including Roche and Merck, may also compete with deCODE. Many of deCODE's competitors, either alone or with collaborators, have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than deCODE does, which may allow them to discover important genes before deCODE does. deCODE believes that a number of its competitors are developing competing products and services that may be commercially successful and that are further advanced in development than its potential products and services. To succeed, deCODE, together with its collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before competitors. Even if deCODE's collaborators or deCODE is successful in developing effective products or services,

deCODE's products and services may not successfully compete with those of its competitors. deCODE's competitors may succeed in developing and marketing products and services that are more effective than deCODE's or that are marketed before deCODE's.

        Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to deCODE's research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of deCODE's research projects and make it more difficult for deCODE to compete. deCODE may also face competition from other entities in gaining access to DNA samples used for research and development purposes. Our competitors may also obtain patent protection or other intellectual property rights that could limit our rights, or our customers' ability, to use our technologies or databases, or commercialize therapeutic or diagnostics products. In addition, we face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to proprietary technology.

        deCODE expects competition to intensify as technical advances are made and become more widely known. deCODE's future success will depend in large part on maintaining a competitive position in the genomics field. Others' or deCODE's rapid technological development may result in products or technologies becoming obsolete before deCODE recovers the expenses it incurs in developing them.

        Our ability to compete successfully will depend, in part, on our ability, and that of our collaborators, to:

  •
  develop proprietary products;

  •
  develop and maintain products that reach the market first, and are technologically superior to and more cost effective than other products on the market;

  •
  obtain patent or other proprietary protection for our products and technologies;

  •
  attract and retain scientific and product development personnel;

  •
  obtain required regulatory approvals; and

  •
  manufacture, market and sell products that we develop.

Changes in outsourcing trends and economic conditions in the pharmaceutical and biotechnology industries could adversely affect deCODE's growth.

        Economic factors and industry trends that affect deCODE's primary customers, pharmaceutical and biotechnology companies, also affect deCODE's business. For example, the practice of many companies in these industries has been to outsource to organizations like deCODE to conduct genetic research, clinical research, sales and marketing projects and chemistry research and development projects. If these industries reduce their present tendency to outsource those projects, deCODE's operations, financial condition and growth rate could be materially and adversely affected. These alliances and arrangements are both time consuming and complex and we face substantial competition in establishing these relationships. In addition, our ability to generate new business could be impaired by general economic downturns in our customers' industries.

If regulatory approvals for products resulting from deCODE's gene discovery programs are not obtained, deCODE will not be able to derive revenues from these products.

        Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed. deCODE cannot be certain that it can obtain regulatory approval for any drugs or diagnostic products resulting from its gene discovery programs. The regulatory process can take many years and require substantial resources. Because some of the products likely to result from deCODE's disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review. As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.

        After initial regulatory approval, a marketed product and its manufacturer must undergo continuing review. Discovery of previously unknown problems with a product may have adverse effects on deCODE's business, financial condition and results of operations, including withdrawal of the product from the market.

        Our success will depend, in part, on the development and marketing of products based upon our research and development. Strict regulatory controls on the clinical testing, manufacture, labeling, supply and marketing of the products will influence our and our partners' ability to successfully manufacture and market therapeutic or diagnostic products. Most countries require a company to obtain and maintain regulatory approval for a product from the relevant regulatory authority to enable the product to be marketed. Obtaining regulatory approval and complying with appropriate statutes and regulations is time-consuming and requires the expenditure of substantial resources.

        Most European countries and the United States have very high standards of technical appraisal and consequently, in most cases, a lengthy approval process for pharmaceutical products. The regulatory approval processes, which usually include pre-clinical and clinical studies, as well as post-marketing surveillance to establish a compound's safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in drug approval policies in applicable jurisdictions. There can be no assurance that we or our collaborative customers will obtain regulatory approval for any drugs or diagnostic products developed as the result of our gene discovery programs.

Efforts to reduce healthcare costs may reduce market acceptance of deCODE's products.

        deCODE's success will depend in part on the price and extent to which it will be paid for its products by government and health administration authorities, private health insurers and other third party payors. Reimbursement for newly approved healthcare products is uncertain. Third party payors, including Medicare in the United States, are increasingly challenging the prices charged for medical products and services. They are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. deCODE cannot be certain that any third party insurance coverage will be available to patients for any products deCODE discovers or develops. If third party payors do not provide adequate coverage and reimbursement levels for deCODE's products, the market acceptance of these products may be materially reduced.

        Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If cost containment efforts limit the profits that can be derived from new drugs, deCODE's customers may reduce their research and development spending which could reduce the business they outsource to deCODE.

Risks Related to Our Intellectual Property

deCODE may not be able to protect the proprietary rights that are critical to its success.

        deCODE's success will depend in part on its ability to protect its genealogy database and genotypic data and any other proprietary databases that it develops and its proprietary software and other proprietary methods and technologies. Despite deCODE's efforts to protect its proprietary rights, unauthorized parties may be able to obtain and use information that deCODE regards as proprietary. deCODE's commercial success will depend in part on obtaining patent protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including deCODE's, are generally uncertain and involve complex legal and factual considerations. deCODE cannot be sure that:

  •
  any of its pending patent applications will result in issued patents;

  •
  that it will develop additional proprietary technologies that are patentable;

  •
  that any patents issued to deCODE or deCODE's partners will provide a basis for commercially viable products, will provide deCODE with any competitive advantages or will not be challenged by third parties; or

  •
  that the patents of others will not have an adverse effect on deCODE's ability to do business.

        If deCODE is unable to obtain patent protection for its technology or discoveries, the value of its proprietary resources will be adversely affected.

        In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving. There is substantial uncertainty regarding the patentability of genes or gene fragments without known functions. The laws of some European countries provide that genes and gene fragments may not be patented. The Commission of the EU has passed a directive that prevents the patenting of genes in their natural state. The U.S. Patent and Trademark Office initially rejected a patent application by the National Institutes of Health on partial genes. Accordingly, the degree of future protection for deCODE's proprietary rights is uncertain and, deCODE cannot predict the breadth of claims allowed in any patents issued to it or others. deCODE could also incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

        Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to deCODE's products. deCODE cannot be certain that its patent applications will have priority over any patent applications of others. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if deCODE is holding or is granted patents it cannot be sure that they would be valid and enforceable against third parties. Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. Any legal action against deCODE or its partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting deCODE to potential liability for damages, require deCODE or its partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that its partners or deCODE would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all. If licenses are not available, its partners or deCODE may be required to cease marketing its products or practicing its methods.

        If expressed sequence tags, single nucleotide polymorphisms, or SNPs, or other sequence information become publicly available before deCODE applies for patent protection on a corresponding full-length or partial gene, deCODE's ability to obtain patent protection for those genes or gene sequences could be adversely affected. In addition, other parties are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. If any patents are issued to other parties on these partial or full-length genes or gene products or uses for such genes or gene products, the risk increases that the sale of deCODE's or its collaborators' potential products or processes may give rise to claims of patent infringement. The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than deCODE has available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the U.S. Patent and Trademark Office has adopted.

        While deCODE requires employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that deCODE can meaningfully protect its trade secrets.

Risks Related to this Offering

Future sales of securities may dilute our stockholders.

        The selling stockholders may sell the securities covered by this prospectus in one or more transactions at prices and in a manner they determine from time to time. If they sell the securities in more than one transaction, stockholders who purchase stock covered by this prospectus may be materially diluted by subsequent sales that are also covered by this prospectus. In addition, we may sell securities from time to time in the future in transactions not covered by this prospectus. Such sales may also result in material dilution to our stockholders.

The price of our securities is volatile and the market value of your investment may decrease.

        The market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the actual performance of particular companies. In addition to the various risks described elsewhere in this prospectus, the following factors could have an adverse effect on the market price of our securities:

  •
  fluctuations in our operating results,

  •
  announcement of technological innovations or new therapeutic products by us or others;

  •
  clinical trial results;

  •
  developments concerning agreements with collaborators;

  •
  actual or threatened litigation;

  •
  governmental regulation and regulatory actions;

  •
  changes in patent laws;

  •
  developments concerning patent or other proprietary rights;

  •
  public concern as to the safety of drugs developed by us or others;

  •
  future sales of substantial amounts of securities by existing stockholders; and

  •
  general market conditions and economic and other external factors, including disasters, wars and other crises.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference, report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. We cannot assure you that our expectations and assumptions will prove to be correct. We do not intend to update or revise any forward-looking statements, whether as a result of future events, new information or otherwise, except to the extent that the reports we are required to file under the Securities Exchange Act of 1934, as amended, contain such updates or revisions. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

        This reoffer prospectus relates to shares of common stock which have been acquired by the selling stockholders through their exercise of stock options granted to them under the Plan. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of deCODE. The following is a list of the selling stockholders, and the number of shares held by each such selling stockholder, as of November 26, 2003.

Name	Position in the Company	Number of Shares Owned(1)	Number of Shares to be Offered(2)	Number of Shares held After Offering(3)
Hannes Smarason	Executive Vice-President & Senior Business Officer	585,737	319,904	265,833
Axel Nielsen	COO of U.S. Operations	102,083	100,000	2,083
Tanya Zharov	Corporate Counsel & Secretary	106,250	100,000	6,250
Johann Hjartarson	General Counsel	106,250	100,000	6,250
Maria Heimisdottir	Former Employee	15,000	15,000	0
Sigridur Elin Gudlaugsdottir	Human Resources Representative	1,625	1,000	625
Valur Emilsson	Research Scientist	5,417	5,000	417
Solveig Olafsdottir	Genealogy Associate	2,208	2,000	208
Stefan E. Stefansson	Former Employee	20,000	20,000	0
Thor Sigthorsson	CEO of Encode ehf.	60,000	60,000	0
Ari Karason	Research Scientist	50,000	50,000	0

(1)
Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this reoffer prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2)
Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered shall be determined from time to time by each selling stockholder at his or her sole discretion.

(3)
Each selling stockholder listed herein will own less than one percent of the outstanding shares after the offering.

PLAN OF DISTRIBUTION

        The selling stockholders or their pledgees, donees, transferees, or other successors in interest may sell the shares offered hereby from time to time in one or more transactions (which may include block transactions) on the Nasdaq National Market, Nasdaq Europe, or such other market on which our common stock may, from time to time, be traded, in privately negotiated transactions, or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        This reoffer prospectus is a part of a registration statement on Form S-8, which we filed with the Securities and Exchange Commission ("SEC") under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the registration statement. Copies of the registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC's public reference facilities described below.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information we file with the SEC is also available through the SEC's web site (http://www.sec.gov) and our web site (http://www.decode.com).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which we have filed with the SEC, are incorporated herein by reference:

        (a)   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on April 15, 2003.

        (b)   Our Current Reports on Form 8-K, filed March 27, 2003, April 1, 2003, May 14, 2003 and November 4, 2003.

        (c)   Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, filed on May 14, 2003, August 13, 2003 and November 13, 2003, respectively.

        (d)   Our definitive proxy statement on Form 14A dated September 5, 2003 for our Annual Meeting of Stockholders held on October 3, 2003, filed on September 8, 2003.

        (e)   The description of our capital stock incorporated by reference into our Form 8-A filed on June 26, 2000 pursuant to Section 12(g) of the Exchange Act; and

        (f)    The description of our capital stock contained in the prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act.

        All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this reoffer prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this reoffer prospectus from the date of the filing of such documents. Any statement contained in this reoffer prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this reoffer prospectus shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus. Nothing in this reoffer prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to a Current Report on Form 8-K.

        This reoffer prospectus incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to each person, including any beneficial owner, to whom this reoffer prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this reoffer prospectus and deemed to be a part of this reoffer prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Edward Farmer at deCODE, Sturlugata 8, Reykjavik, Iceland, telephone number is +011-354-570-1900. Our website is located at www.decode.com. Information on our website is not incorporated by reference into this reoffer prospectus.

****

deCODE genetics, Inc.
772,904 Shares
December 3, 2003

****

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have been filed by deCODE genetics, Inc. ("deCODE") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

        (a)   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on April 15, 2003.

        (b)   Our Current Reports on Form 8-K, filed March 27, 2003, April 1, 2003, May 14, 2003 and November 4, 2003.

        (c)   Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, filed on May 14, 2003, August 13, 2003 and November 13, 2003, respectively.

        (d)   Our definitive proxy statement on Form 14A dated September 5, 2003 for our Annual Meeting of Stockholders held on October 3, 2003, filed on September 8, 2003.

        (e)   The description of our capital stock incorporated by reference into our Form 8-A filed on June 26, 2000 pursuant to Section 12(g) of the Exchange Act; and

        (f)    The description of our capital stock contained in the prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act.

        All documents filed by deCODE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Section 4.7 of our certificate of incorporation states that a director will not be personally liable to us or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

        Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by (a) a majority of the disinterested members of the Board of Directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the Board of Directors or board committee is not available or if the disinterested members of the Board of Directors or a board committee so direct); or (c) the stockholders.

        Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our past, present and future directors and officers that provides coverage for any damages (including punitive or exemplary damages, where insurable under applicable law), settlements, judgments and reasonable and necessary legal fees and expenses incurred by any of the officers or directors resulting from any judicial or administrative proceeding (including arbitration or alternative dispute resolution proceeding) or any written demand or notice describing circumstances likely to give rise to a judicial or administrative proceeding initiated during the policy period against any of the officers or directors in which they may be subjected to a binding adjudication of liability for damages or other relief, including any appeal therefrom, for any actual or alleged error, omission, misstatement, misleading statement, breach of duty, violation of securities laws or regulations by any officer or director, or in connection with the purchase or sale, or offer to purchase or sell, securities issued by the corporation, while acting in his capacity as or by reason of his status as a director or officer of the corporation (or any subsidiary of the corporation) or in his capacity as a director or officer of a corporation exempt from taxation under 501(c)(3) of the Internal Revenue Code (or any subsidiary of such corporation) during such time that such service is part of the regularly assigned duties of the officer or director with the corporation. Our liability insurance further provides for any reasonable investigative costs, including fees of attorneys and experts, incurred by the corporation or its board of directors in the investigation or evaluation of any shareholder derivative demand to bring a civil proceeding against an officer or director. Among other exclusions, our current policy specifically excludes coverage for any claim: brought about or contributed to in fact by any intentional dishonest or fraudulent act or omission or any willful violation of any statute, rule or law by any officer or director; based upon actual or alleged exposure to pollution or contamination; for actual or alleged violations of the Employee Retirement Income Security Act of 1974; by, on behalf of, or at the direction of, the corporation or other officers or directors; brought about or contributed to in fact by the gaining by any officer or director of any profit, remuneration or advantage to which such officer or director is not legally entitled; by any willful violation of any statute, rule or law; seeking relief or redress in any form other than money damages; for actual or alleged bodily injury, sickness, disease, death, mental anguish, emotional distress, damage to or destruction of tangible property, nuclear reaction, nuclear radiation, radioactive contamination or radioactive substance.

        Section 42 of our bylaws requires that we indemnify each director and executive officer to the fullest extent allowable under the DGCL, and empowers us to indemnify our other officers, employees and other agents. Section 42 further provides, however, that we may limit the extent of our indemnification by individual contracts with our directors and executive officers, and further, that we will not be required to indemnify any director or executive officer in connection with any proceeding (or part of a proceeding) initiated by that person or any proceeding by that person against us or our directors, officers, employees or other agents unless (a) indemnification is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors or (c) indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL. This provision is a contract with each director and executive officer who serves in that capacity at any time while the provision and the relevant provisions of the DGCL are in effect.

        Any repeal or modification of Section 42 of our bylaws will only be prospective, and will not affect any rights in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any of our agents. Further, the rights conferred on any person by Section 42 will continue as to a person who has ceased to be a director, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such person.

        We have, in addition, entered into an indemnity agreement with one of our directors, Sir John Vane. The agreement requires us, subject to certain exceptions, to hold harmless and indemnify Sir John to the fullest extent authorized or permitted by the provisions of our bylaws and the DGCL, as each may be amended from time to time (but, only to the extent that an amendment permits us to provide broader indemnification rights than our bylaws or the DGCL permitted prior to adoption of that amendment). Subject to certain exclusions, we further agreed to hold harmless and indemnify Sir John against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that he becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of us) to which he is, was, or at any time becomes, a party, or is threatened to be made a party, by reason of the fact that he is, was, or at any time becomes, our director, officer, employee or other agent, or is or was serving, or at any time serves, at our request, as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided to him by us under our bylaws and the DGCL.

        Our agreement with, and obligations to, Sir John under his indemnity agreement will continue during the period that he serves as our director, officer, employee or other agent (or is or was serving at our request as a director, officer, employee or other agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise) and will continue thereafter so long as he will be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that the director was serving in the capacity referred to herein.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

        The shares to be sold under the reoffer prospectus were acquired by the selling stockholders through their exercise of stock options granted to them under the deCODE genetics, Inc. 1996 Equity Incentive Plan and were deemed exempt from registration under the Securities Act in reliance on: (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefits plans relating to compensation in compliance with Rule 701, (2) Regulation S as offers and sales that occurred outside the United States, or (3) Section 4(2) of the Securities Act, and/or Regulation D thereunder, as transactions by an issuer not involving a public offering.

ITEM 8.    EXHIBITS

5.1	Opinion of Smith, Stratton, Wise, Heher and Brennan, LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent public accountants
23.2	Consent of PricewaterhouseCoopers hf, independent public accountants
23.3	Consent of Smith, Stratton, Wise, Heher and Brennan, LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the Signature Page)

ITEM 9.    UNDERTAKINGS.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reykjavik, Iceland, on this 3rd day of December, 2003.

deCODE genetics, Inc.
By:	/s/ KARI STEFANSSON Kari Stefansson, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kari Stefansson and Tanya Zharov, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ KARI STEFANSSON Kari Stefansson	Chairman, President, Chief Executive Officer and Director (principal executive officer)	December 3, 2003
/s/ LANCE THIBAULT Lance Thibault	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	December 3, 2003
/s/ J. NEAL ARMSTRONG J. Neal Armstrong	Director	December 3, 2003
/s/ JEAN-FRANCOIS FORMELA Jean-Francois Formela	Director	December 3, 2003
/s/ TERRANCE MCGUIRE Terrance McGuire	Director	December 3, 2003
/s/ SIR JOHN VANE Sir John Vane	Director	December 3, 2003

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Smith, Stratton, Wise, Heher and Brennan, LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent public accountants
23.2	Consent of PricewaterhouseCoopers hf, independent public accountants
23.3	Consent of Smith, Stratton, Wise, Heher and Brennan, LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the Signature Page)

QuickLinks

EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
TABLE OF CONTENTS
DECODE GENETICS, INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
ITEM 4. DESCRIPTION OF SECURITIES.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
ITEM 8. EXHIBITS
ITEM 9. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX